Exhibit 21

Parent and subsidiaries

City National Corporation

City National Bank

City National Financial Services, Inc.  (99.5%)

CN Acquisition Corporation (100%)

Convergent Capital Management, LLC (94.0%)

CCM Newco III, Inc. (100%)

City National Corporation is a corporation organized under the laws of the State of Delaware.  City National Bank is a national banking association organized under the laws of the United States of America.  Registrant owns 100 percent of the outstanding capital stock of City National Bank (“Bank”).  City National Financial Services, Inc. is a corporation organized under the laws of the State of California and is 99.5 percent owned by City National Corporation with the remaining 0.5 percent owned by City National Bank.  CN Acquisition Corporation, a California corporation is 100 percent owned by City National Corporation.  Convergent Capital Management, LLC, a limited liability corporation organized under the laws of the State of Delaware is 94.0 percent owned by City National Corporation.  City National Corporation owns 100% of CCM Newco III, Inc., a California corporation.